UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 30, 2009
FUEL SYSTEMS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
Delaware State or other jurisdiction of incorporation)	001-32999 (Commission File Number)	20-3960974 (IRS Employer Identification No.)

3030 South Susan Street, Santa Ana, California (Address of principal executive offices)		92704 (Zip Code)
Registrant's telephone number, including area code: (714) 656-1300
______________________________________ (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

_____________________________________________

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Acquisition of Certain FuelMaker Corporation Assets

On May 1, 2009, Fuel Systems Solutions, Inc. ("Fuel Systems") announced that its indirect wholly owned subsidiary, MTM S.r.L. ("MTM"), had agreed to acquire selected assets and technology for compressed natural gas (CNG) refueling products manufactured by FuelMaker Corporation ("FuelMaker"), including the home refueling appliance marketed under the Phill™ brand. MTM entered into two separate but related asset purchase agreements to facilitate the transaction consisting of an agreement to acquire certain assets from the Receiver and Manager of FuelMaker (the "Receiver") and to acquire certain assets and technology from American Honda Motor Co., Inc. (the "Honda Agreement"). The combined transactions are valued at approximately $7.0 million and are expected to close in the second quarter of 2009. Neither agreement may close without the other.

Pursuant to the asset purchase agreement (the "FuelMaker Agreement") entered into on April 30, 2009 by MTM and to be executed by the Receiver upon the receipt of Court approval, MTM will make payments totaling $2,596,960 to the Receiver in exchange for certain assets from the Receiver, subject to an upward or downward adjustment based on the gross book value of certain assets of FuelMaker. As part of the transactions, Fuel Systems has agreed to fulfill certain FuelMaker service obligations and has assumed certain outstanding purchase orders.

Under the Honda Agreement, entered into on April 30, 2009 by MTM, American Honda Motor Co., Inc. and 2045951 Ontario Inc. (the "Sellers"), MTM will make payments totaling $4,403,040 to the Sellers in exchange for certain assets and technology. As part of the transaction, each of the Sellers has agreed that for 48 months following the closing of the transaction each Seller will not, anywhere in the world, engage or participate in (whether as owner, operator, member, interest holder, trustee, manager, consultant, strategic partner or otherwise) the business of manufacturing, marketing, distributing or selling compressed natural gas refueling systems for motor vehicles in residential and commercial markets.

The closing of the transactions is subject to customary closing conditions.

This description of the FuelMaker Agreement and the Honda Agreement are qualified in their entirety by full text of each such agreement attached hereto as Exhibits 10.1 and 10.2.

Please note that the representations and warranties of each party set forth in the FuelMaker Agreement and the Honda Agreement (together, the "Asset Purchase Agreements") have been made solely for the benefit of the other party to each Asset Purchase Agreement. You should not rely on such representations and warranties. Such representations and warranties (i) have been qualified by confidential disclosures made to the other party in connection with each Asset Purchase Agreement including certain schedules omitted from the attached Asset Purchase Agreements, (ii) are subject to materiality qualifications contained in each Asset Purchase Agreement which may differ from what may be viewed as material by investors, (iii) were made only as of the date of each Asset Purchase Agreement or such other date as is specified in each Asset Purchase Agreement, and (iv) may have been included in each Asset Purchase Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. The Asset Purchase Agreements are included with this filing only to provide investors with information regarding the terms of each Asset Purchase Agreement, and not to provide investors with any other factual or disclosure information regarding the parties or their respective businesses.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1 Asset Purchase Agreement between MTM S.r.L. and Mcintosh & Morawetz Inc., in its capacity as Interim Receiver and Receiver and Manager of FuelMaker Corporation.

10.2 Asset Purchase Agreement dated April 30, 2009 between 2045951 Ontario Inc., American Honda Motor Co., Inc. and MTM S.r.L.

99.1 Press Release dated May 1, 2009 regarding the acquisition of certain FuelMaker Corporation Assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUEL SYSTEMS SOLUTIONS, INC.
Dated: May 6, 2009	By: _/s/ Bill E. Larkin______________ Bill E. Larkin Chief Financial Officer